Exhibit 99.1

Contact:	Mike Schuh	(425) 951-6788
	Anne Bugge	(425) 951-1378

SONOSITE REPORTS STRONG PROFITABILITY
ON 18% REVENUE GROWTH FOR SECOND QUARTER

Company reports $0.08 EPS and  $0.16 EPS, excluding stock-based compensation
Conference call today at 1:30 PT/4:30ET

BOTHELL, WA --July 26, 2006 -- SonoSite, Inc. (Nasdaq: SONO), the world leader in hand-carried ultrasound, today announced financial results for the second quarter and first half ended June 30, 2006.

Worldwide revenue in the second quarter of 2006 grew 18% to $39.5 million compared with $33.5 million in the second quarter of 2005. During the second quarter, total US revenue grew 19% to $20.2 million and international revenue grew 17% to $19.3 million compared with the prior year quarter. For the first half of 2006, worldwide revenue grew 13% to $76.4 million compared with $67.5 million for the first half of the prior year.  The first half of 2005 included over $3 million of enterprise project revenue from US and international government entities and impacted the growth comparison with 2006.

For the second quarter of 2006, SonoSite reported net income of $1.3 million or $0.08 per diluted share compared with a net loss of $2.1 million or $0.13 per share in the second quarter of 2005. For the first half of 2006, SonoSite reported net income of $931,000 or $0.06 per diluted share compared with a net loss of $1.3 million or $0.09 per share in the comparable period of the prior year.

Net income in the second quarter of 2006 included $1.3 million of stock-based compensation expense on an after tax basis compared with $21,000 in the second quarter of 2005. Excluding this expense, net income on a non-GAAP basis was $2.6 million or $0.16 per diluted share compared with a net loss of $2.0 million or $0.13 per share in the second quarter of 2005. The first half of 2006 included $2.2 million of stock-based compensation expense on an after tax basis compared with $33,000 in the same period of 2005.  Excluding this expense, net income on a non-GAAP basis for the first half of 2006 was $3.1 million or $0.19 per diluted share compared with a net loss of $1.3 million or $0.08 per share in the comparative period of 2005.

"Rising sales and expanding gross margin drove strong profitability and cash flow in the quarter," said Kevin M. Goodwin, SonoSite President and CEO.  "Although revenue grew significantly, it was moderately lower than planned due to the integration of a new channel partner to address the US physician office market.  As part of this integration we transitioned our direct sales force to focus on the hospital market resulting in lower sales in the private office segment. By the fourth quarter, we expect our new private office sales channel will be fully deployed in major metropolitan areas across the US and positioned to meet their sales targets."

"Internationally, we began to regain momentum and revenue hit a new quarterly record led by strong performance in our Europe direct business," Mr. Goodwin said. "Germany is showing steady progress.  In Japan we conducted road shows throughout the country with our new partner, Fukuda Denshi, and believe the business is poised to grow during the remainder of the year."

"Worldwide, the MicroMaxx (R) system continues to perform well in the market and average realized prices continued to rise, underscoring our strong competitive position," Mr. Goodwin noted.  "The MicroMaxx system accounted for over half of our second quarter revenue and contributed to a record gross margin for the company."

Mr. Goodwin continued, "Our outlook for the year’s second half remains strong. Based on the excellent market momentum of the MicroMaxx system, the addition of a dedicated office sales channel, an increased focus in the hospital markets by our US direct sales force and an improving performance in our international business, we believe that we can further accelerate our revenue and profitability growth in the year’s second half."

In the second quarter of 2006, gross margin rose to 72.6% compared with 69.1% in the second quarter of 2005 primarily due to improved product mix. For the first half of 2006, gross margin increased to 71.4% compared with 69.6% for the prior year first half.

Excluding stock-based compensation, operating expenses declined 2% during the second quarter of 2006 to $25.8 million compared with $26.3 million in the second quarter of 2005.  Operating expenses were higher in the prior year’s quarter due to costs associated with the introduction of the MicroMaxx system and higher legal expenses related to successful patent litigation. For the first half of 2006, excluding stock-based compensation, operating expenses grew 6 % to $51.6 million compared with $48.5 million for the first half of the prior year. Including stock-based compensation expense, operating expenses grew 6% to $27.9 million compared with $26.3 million in the second quarter of 2005, and 13% in the first half of 2006 to $55.0 million.

The company’s effective tax rate in the second quarter of 2006 was 32.5%, compared with 31.7% in the second quarter of 2005.

As of June 30, 2006, cash, cash equivalents and investments grew to $84.3 million. For the first half of 2006, cash, cash equivalents and investments have increased by $13.5 million.

Company Updates Outlook for the Third Quarter and Second Half 2006

Management is targeting an annual revenue range of $180 -185 million.  The company expects third quarter revenue to be in a range of $41 - 44 million. Factors such as timing of large project orders from governmental or international entities can cause variability in quarterly growth rate comparisons.

Due to an anticipated increase in the mix of its distributor business in the second half, the company expects that gross margin will approximate 71% for the year.  Excluding stock-based compensation expense, operating expenses are expected to approximate 64-65% of revenue in the third quarter and 60 - 61% of revenue for the year.  The company estimates that stock-based compensation expense, including options, restricted stock grants and the employee stock purchase plan, will approximate $8.5 million on a pre-tax basis in 2006, with an expense of approximately $2.5 million quarterly for the remainder of the year. Other income is expected to be $3.5 million for the year and the company expects its overall effective tax rate for 2006 to be approximately 32 - 33%.

For the year, excluding stock-based compensation and tax expenses, the company expects income of $22 - 23 million, which compares with $8.2 million in 2005.  Weighted average fully diluted common shares outstanding is expected to be approximately 17 million shares for the year.

Non-GAAP Measures

This release includes measures that are not in accordance with generally accepted accounting principles (non-GAAP).  Effective as of the beginning of 2006, the company adopted Financial Accounting Standards Board Statement No. 123R (SFAS 123R), which requires companies to recognize the compensation cost based on the fair value of stock-based awards in their financial statements. As a result, financial results for 2006 include stock-based compensation expense from options, an employee stock purchase plan and restricted stock units, but financial results for 2005 do not include such stock-based compensation expense from options and employee stock purchase plan because periods prior to January 1, 2006 are not required to be restated. We have provided non-GAAP financial information that includes all stock-based compensation expense; as well we have provided a non-GAAP measure of adjusted net income excluding all stock-based compensation. We believe that it is useful to investors to understand how the expenses associated with stock-based compensation are reflected on our statements of operations. For internal budgets, management uses financial statements that do not include stock-based compensation expense related to stock-based awards. Management also uses the non-GAAP measures, in addition to the corresponding GAAP measures, in reviewing the financial results. The non-GAAP information should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

Conference Call Information

SonoSite will hold a conference call today at 1:30 pm PT/4:30 pm ET.  The call will be broadcast live and can be accessed via the "For Investors" Section of SonoSite’s website at www.sonosite.com.  A replay of the audio webcast will be available beginning July 26, 2006, 4:30 pm (PT) until August 9, 2006, midnight (PT) by dialing (719) 457- 0820 or toll-free (888) 203-1112.  The confirmation code - 4988423 - is required to access the replay.  The call will be also archived on SonoSite’s website at http://ir.sonosite.com.

About SonoSite

SonoSite, Inc. (www.sonosite.com) is the innovator and world leader in hand-carried ultrasound, with an installed base of more than 25,000 systems.  The company, headquartered near Seattle, Washington is represented by eight subsidiaries and a global distribution network in over 75 countries. SonoSite’s small, lightweight systems are expanding the use of ultrasound across the clinical spectrum by cost-effectively bringing high performance ultrasound to the point of patient care.  The company employs 500 people worldwide.

Forward-looking Information and the Private Litigation Reform Act of 1995

Certain statements in this press release relating to the market acceptance of our products, possible future sales relating to expected orders, and our future financial position and operating results are "forward-looking statements" for the purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the opinions and estimates of our management at the time the statements are made and are subject to risks and uncertainties that could cause actual results to differ materially from those expected or implied by the forward-looking statements. These statements are not guaranties of future performance and are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions. Factors that could affect the rate and extent of market acceptance of our products, the receipt of expected orders, and our financial performance include our ability to successfully manufacture, market and sell our ultrasound systems, our ability to accurately forecast customer demand for our products, our ability to manufacture and ship our systems in a timely manner to meet customer demand, variability in quarterly results caused by the timing of large project orders from governmental or international entities and the seasonality of hospital purchasing patterns, timely receipts of regulatory approvals to market and sell our products, the outcome of the federal appeal of a patent ruling in our favor in a patent infringement case and expenses associated with such appeal, regulatory and reimbursement changes in various national health care markets, constraints in government and public health spending, the ability of our distribution partners to market and sell our products, as well as other factors described under the heading, "Important Factors that May Affect Our Business, Our Results of Operations and Our Stock Price," included in our latest periodic report filed with the Securities and Exchange Commission. We caution readers not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. We undertake no obligation to publicly revise any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

SonoSite, Inc.
Selected Financial Information

Consolidated Statements of Operations
(in thousands except per share data) (unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Revenue	$39,515	$33,515	$76,384	$67,480
Cost of revenue	10,835	10,367	21,826	20,487

Gross margin	28,680	23,148	54,558	46,993
Gross margin percentage	72.6%	69.1%	71.4%	69.6%

Operating expenses:
Research and development	4,741	3,432	8,697	7,214
Sales and marketing	19,591	19,111	38,874	34,813
General and administrative	3,564	3,733	7,410	6,481

Total operating expenses	27,896	26,276	54,981	48,508

Other income (expense), net	1,132	122	1,792	(102)

Income (loss) before income taxes	1,916	(3,006)	1,369	(1,617)

Income tax provision (benefit)	622	(954)	438	(290)

Net income (loss)	$1,294	$(2,052)	$931	$(1,327)

Net income (loss) per share:
Basic	$0.08	$(0.13)	$0.06	$(0.09)

Diluted	$0.08	$(0.13)	$0.06	$(0.09)

Weighted average common and potential
common shares outstanding:
Basic	16,303	15,431	16,159	15,375

Diluted	16,922	15,431	16,832	15,375

Non-GAAP Measures:

Stock-based compensation included in
operating expenses is as follows:
Research and development	434	--	702	--
Sales and marketing	870	33	1,410	52
General and administrative	797	--	1,313	--

	2,101	33	3,425	52
Income tax effect	(759)	(12)	(1,237)	(19)

Stock-based compensation, net of tax:*	$1,342	$21	$2,188	$33

Stock-based compensation by source:
Stock options and employee stock
purchase plan	1,302	--	2,336	--
Restricted stock units	799	33	1,089	52

	$2,101	$33	$3,425	$52

Stock-based compensation, net of tax,
per share:*
Basic	$0.08	$0.00	$0.14	$0.00

Diluted	$0.08	$0.00	$0.13	$0.00

Income excluding stock-based
compensation, net of tax, per share:*
Basic	$0.16	$(0.13)	$0.19	$(0.08)

Diluted	$0.16	$(0.13)	$0.19	$(0.08)

* Stock-based compensation, net of tax, and stock-based compensation, net of tax, per share and income excluding stock-
based compensation, net of tax, per share are non-GAAP measures. These non-GAAP measures allow for useful comparison with the 2005 results.

Condensed Consolidated Balance Sheets
(in thousands) (unaudited)
	June 30, 2006	December 31, 2005

Cash and cash equivalents	$28,583	$26,809
Short-term investment securities	44,872	25,426
Accounts receivable, net	40,144	42,414
Inventories	23,268	20,735
Deferred income taxes	8,257	6,822
Prepaid expenses and other current assets	1,863	2,345

Total current assets	146,987	124,551

Property and equipment, net	7,350	7,388
Investment securities	10,868	18,569
Deferred income taxes	20,884	19,137
Goodwill	2,204	1,751
Other assets	2,869	3,152

Total assets	$191,162	$174,548

Accounts payable	$4,825	$4,148
Accrued expenses	10,215	12,467
Deferred revenue	3,133	2,937

Total current liabilities	18,173	19,552

Deferred rent	639	290
Warranty liability, net of current	974	507
Deferred revenue, net of current	2,316	2,157

Total liabilities	22,102	22,506

Shareholders' equity:
Common stock and additional paid-in capital	226,064	212,868
Deferred stock compensation	--	(2,671)
Accumulated deficit	(58,077)	(59,008)
Accumulated other comprehensive income	1,073	853

Total shareholders' equity	169,060	152,042

Total liabilities and shareholders' equity	$191,162	$174,548